Exhibit 99.1

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

(410) 951-9800

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 14, 2006

FTI CONSULTING, INC. ANNOUNCES RECORD FOURTH-QUARTER, FULL-YEAR

RESULTS

Record Revenues and Cash Flow From Operations for Year and Quarter

Fourth-Quarter Revenues Up 58%, EPS Up 70%

Full-Year Revenues Up 26%, EPS Before One-Time Charges Up 26%

BALTIMORE, MD, February 14, 2006—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today reported its results for the fourth quarter and year ended December 31, 2005. The company also provided its outlook for 2006.

Fourth-Quarter Results

For the quarter, revenues were $165.8 million, including a one-time previously announced $22.5 million success fee. This represents an increase of 58.1 percent compared with $104.9 million for the fourth quarter of 2004. Operating income before one-time charges increased 85.1 percent to $37.2 million from $20.1 million before one-time charges totaling $6.2 million in the comparable quarter last year as described below.

Earnings per share in the fourth quarter of 2005 increased 70.4 percent to $0.46 on a diluted basis, compared with $0.27 last year before one-time charges of approximately $0.09. Earnings per diluted share on a Generally Accepted Accounting Principles (GAAP) basis increased 156% to $0.46 for the fourth quarter of 2005 from $0.18 for the fourth quarter of 2004.

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Commenting on the quarter and year, Jack Dunn, FTI’s president and chief executive officer, said, “This past year for FTI was one of tremendous growth coupled with strong financial performance. Most importantly, our record performance for the year and fourth quarter have set the stage for 2006. We have made the investments to solidify our position as a market leader in technology, and each of our other practices has achieved a number one or number two vantage point in its field. We have invested in people and in domain expertise in such areas as energy, life sciences, telecom and creditor rights, and the year and quarter are testimony to the strength of our markets and traction of our brand. Looking ahead, we have never been more optimistic about our prospects for achieving our goal of growing the business to a highly profitable $1 billion revenue business in 2009.”

Earnings from operations before interest, taxes, depreciation and amortization (Adjusted EBITDA) were $41.8 million, 25.2 percent of revenues, compared with $25.3 million in the prior year before one-time charges (Adjusted EBITDA), 24.1 percent of revenues, an increase of 65.2 percent.

Cash flow provided by operations was $46.4 million compared with $28.2 million in the fourth quarter of 2004. At December 31, 2005, FTI had cash and cash equivalents of approximately $153.4 million. Total long-term debt at December 31, 2005 was $350.0 million, and no amounts were outstanding under the company’s revolving credit agreement. The company repurchased 500,000 shares of common stock during the fourth quarter at an average price of $29.92 per share, for an aggregate of approximately $15.0 million. At December 31, 2005, the remaining amount authorized under the company’s current share repurchase program was approximately $24.7 million, which was subsequently increased to $50.0 million for 2006.

Total headcount at December 31, 2005 was 1,338, and revenue-generating headcount was 1,005, an increase of 40 professionals from the end of the third quarter of 2005 and an increase of 349 professionals from the end of 2004. Utilization of revenue-generating personnel was approximately 79 percent for the fourth quarter, and average rate per hour for the quarter was approximately $326.

Fourth-Quarter 2005 Business Segment Results

Forensic/Litigation/Technology

Revenues increased 41.1 percent to $63.2 million in the fourth quarter from $44.8 million last year. Approximately $25.9 million in revenues were generated by the company’s combined technology operations compared to $15.4 million in the prior year. As previously reported, beginning with the first quarter of 2006, the company will report a separate technology segment, however certain technology practice groups, primarily trial technology, will continue as a part of the forensic and litigation segment. Segment EBITDA was $19.7 million, 31.1 percent of revenues, an increase of 66.9 percent from $11.8 million in the prior year, 26.4 percent of revenues.

Corporate Finance/Restructuring

Revenues were $75.6 million for the fourth quarter of 2005, including the previously announced success fee, compared with $39.2 for the fourth quarter of 2004, an increase of 92.9 percent. Segment EBITDA was $29.3 million, 38.8 percent of revenues, an increase of 146.2 percent from $11.9 million in the prior year, 30.3 percent of revenues.

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Economic Consulting

Revenues were $27.0 million in the fourth quarter of 2005, increasing 29.2 percent from $20.9 million in the fourth quarter of 2004. Segment EBITDA was $4.4 million, 16.2 percent of revenues, a decrease of 15.4 percent from $5.2 million in the prior year, 25.0 percent of revenues. In addition, as previously announced, FTI completed the acquisition of Competition Policy Associates, Inc. at the beginning of 2006.

Year-End 2005 Results

For the year ended December 31, 2005, revenues were $539.5 million, including the previously announced success fee, an increase of 26.3 percent compared with $427.0 million for 2004. Operating income before one-time charges increased 34.2 percent to $113.7 million from $84.7 million in the prior year before one-time charges, and earnings per diluted share before one-time charges increased 26.4 percent to $1.39 on a diluted basis compared with $1.10 last year. As previously reported, earnings per share were reduced by one-time charges totaling approximately $0.04 per share for 2005. These charges included an approximately $0.03 per diluted share for the write-off of deferred financing costs associated with the early extinguishment of the company’s term loan in connections with its debt offering in August 2005, and approximately $0.01 per diluted share in connection with its sub-lease of a portion of its New York City facility. Earnings per share were reduced by one-time charges totaling approximately $0.09 per share for 2004 as described above. Earnings per share on a GAAP basis were $1.35 for 2005 and $1.01 for 2004, an increase of 33.7 percent.

Cash flow provided by operations for the year ended December 31, 2005 was a record $99.4 million compared with $58.4 million in the prior year. Adjusted EBITDA before one-time charges was $130.9 million, 24.3 percent of revenues, compared with $100.8 million in the prior year, 23.6 percent of revenues, an increase of 29.9 percent.

Utilization of revenue-generating personnel was approximately 79 percent for the full year 2005 compared with 77 percent for the prior year. Average rate per hour for the year was $332 compared to $343 for the prior year, primarily as a result of the increased hiring of lesser-experienced staff coupled with larger projects.

For the year, forensic/litigation/technology revenues increased 23.2 percent to $220.1 million, from $178.7 million last year. Approximately $76.9 million in revenues were generated by the company’s combined technology operations compared to $51.5 million in the prior year. Segment EBITDA was $70.4 million, 32.0 percent of revenues, an increase of 39.1 percent from $50.6 million in the prior year, 28.3 percent of revenues.

Corporate finance/restructuring revenues were $211.0 million, including the previously announced success fee, 29.8 percent greater than the $162.5 million in 2004. Segment EBITDA was $70.8 million, 33.6 percent of revenues, an increase of 39.6 percent from $50.7 million in the prior year, 31.2 percent of revenues.

Economic consulting revenues were $108.4 million in 2005, increasing 26.2 percent from $85.9 million in 2004. Segment EBITDA was $24.3 million, 22.4 percent of revenues, an increase of 25.9 percent from $19.3 million in the prior year, 22.5 percent of revenues.

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Outlook for 2006

Revenues are anticipated to range from $616.0 million to $640.0 million, and earnings per diluted share to range from $1.46 to $1.55, prior to the impact of expensing stock options in accordance with FASB Statement No.123R. Based on options outstanding at December 31, 2005, the company estimates that the expensing of stock options will reduce 2006 earnings per share by $0.13, plus the effect of options that may be issued in connection with the company’s hiring, performance evaluation and retention programs as well as potential acquisitions and the price of the company’s stock, none of which can be presently predicted. For comparative purposes, earnings per diluted share for 2005 would have been reduced by approximately $0.18 per share if 123R had been adopted at the beginning of 2005. EBITDA before the expensing of stock options is expected to range from $147.0 million to $154.0 million. Cash flow from operations is expected to range between $85 million and $90 million.

Average bill rates per hour in 2006 are expected to range from $342 to $344 and utilization is anticipated to range from approximately 79 percent to 80 percent (on a 2,032 hours base). Revenue-generating headcount at the end of 2006 is anticipated to range from 1,127 to 1,155.

The accompanying table indicates anticipated results and applicable business metrics by the company’s four business segments for 2006 and is presented prior to the impact of expensing stock options.

Fourth-Quarter and Year-End Conference Call

FTI will hold a conference call to discuss fourth-quarter and year-end results and management’s outlook for 2006 at 11:00 a.m. Eastern time on Wednesday, February 15, 2006. The call can be accessed live and will be available for replay over the Internet by logging onto www.vcall.com as well as on the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 25 of the major US cities, London and Melbourne, FTI’s total workforce of more than 1,300 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients.

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Note: Although EBITDA and Adjusted EBITDA (excluding one-time charges) are not measures of financial condition or performance determined in accordance with GAAP, FTI believes that it is a useful operating performance measure for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in its industry. FTI uses EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of Adjusted EBITDA to net earnings and EBITDA is included in the accompanying tables to this press release. Adjusted EBITDA and EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, Adjusted EBITDA and EBITDA as supplemental financial measures are also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. Adjusted EBITDA and EBITDA for purposes of those covenants are not calculated in the same manner as they are calculated in the accompanying table.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2005 AND 2004

(in thousands, except per share data)

	Year Ended
	December 31, 2005	December 31, 2004
Revenues	$539,545	$427,005

Direct cost of revenues	291,592	234,970
Selling, general and administrative expense	126,807	102,060
Non-cash loss from subleased facilities	920	4,670
Amortization of other intangible assets	6,534	6,836

	425,853	348,536

Operating income	113,692	78,469
Other income (expense)
Interest expense, net	(13,189)	(5,611)
Discount on note receivable	—	(475)
Loss on early estinguishment of term loans	(1,687)	—
Litigation settlements	(1,629)	1,672

Income from operations before income tax provision	97,187	74,055
Income tax provision	40,819	31,177

Net income	$56,368	$42,878

Earnings per common share - basic	$1.38	$1.02

Weighted average common shares outstanding - basic	40,947	42,099

Earnings per common share - diluted	$1.35	$1.01

Weighted average common shares outstanding - diluted	41,787	42,512

Supplemental Financial Data

	Year Ended
	December 31, 2005	December 31, 2004
	(in thousands)
EBITDA Reconciliation:
Adjusted EBITDA (2)	$130,877	$100,760
Non-cash loss from subleased facilities	(920)	(4,670)
Litigation settlements	1,629	(1,672)

EBITDA (1)	131,586	94,418
Depreciation and other amortization	11,360	9,113
Amortization of other intangible assets	6,534	6,836

Operating income	113,692	78,469
Litigation settlements	(1,629)	1,672
Interest expense, net	(13,189)	(5,611)
Discount on note receivable	—	(475)
Loss on early estinguishment of term loans	(1,687)	—
Income tax	(40,819)	(31,177)

Net income	$56,368	$42,878

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(in thousands, except per share data)

	Three Months Ended
	December 31, 2005	December 31, 2004
	(unaudited)
Revenues	$165,825	$104,887

Direct cost of revenues	88,714	57,976
Selling, general and administrative expense	37,697	25,712
Non-cash loss from subleased facilities	—	4,670
Amortization of other intangible assets	2,225	2,616

	128,636	90,974

Operating income	37,189	13,913
Other income (expense)
Interest expense, net	(4,997)	(1,433)
Discount on note receivable	—	(475)
Litigation settlements	(638)	1,672

Income from operations before income tax provision	31,554	13,677
Income tax provision	13,253	6,060

Net income	$18,301	$7,617

Earnings per common share - basic	$0.47	$0.18

Weighted average common shares outstanding - basic	38,537	41,994

Earnings per common share - diluted	$0.46	$0.18

Weighted average common shares outstanding - diluted	39,959	42,450

Supplemental Financial Data

	Three Months Ended
	December 31, 2005	December 31, 2004
	(in thousands)
EBITDA Reconciliation:
Adjusted EBITDA (2)	$41,828	$25,337
Non-cash loss from subleased facilities	—	(4,670)
Litigation settlements	638	(1,672)

EBITDA (1)	42,466	18,995
Depreciation and other amortization	3,052	2,466
Amortization of other intangible assets	2,225	2,616

Operating income	37,189	13,913
Litigation settlements	(638)	1,672
Interest expense, net	(4,997)	(1,433)
Discount on note receivable	—	(475)
Income tax	(13,253)	(6,060)

Net income	$18,301	$7,617

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2005 AND 2004

(in thousands)

	December 31, 2005	December 31, 2004
Operating activities
Net income	$56,368	$42,878
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and other amortization	11,360	9,114
Amortization of other intangible assets	6,534	6,836
Provision for doubtful accounts	5,482	7,062
Income tax benefit from stock option exercises	3,564	2,181
Loss on early estinguishment of term loans	1,687	—
Non-cash compensation expense	1,956	1,324
Non-cash loss from subleased facilities	920	4,670
Non-cash interest and other	2,741	1,948
Changes in operating assets and liabilities
Accounts receivable	(34,664)	(27,860)
Prepaid expenses and other assets	(535)	(10,328)
Accounts payable and other liabilities	7,911	13,824
Accrued compensation expense	30,467	6,568
Billings in excess of services provided	(2,921)	(7,412)
Income taxes payable	8,509	7,638

Net cash provided by operating activities	99,379	58,443

Investing activities
Purchases of property and equipment	(17,827)	(11,939)
Payments for acquisition of businesses, including contingent payments and acquisition costs	(52,182)	(1,253)
Proceeds from note receivable due from purchasers of former subsidiary	5,525	—
Change in other assets	(374)	(501)

Net cash used in investing activities	(64,858)	(13,693)

Financing activities
Issuance of debt securities	350,000	—
Purchase and retirement of common stock	(148,050)	(10,810)
Payments of long-term debt	(155,000)	(16,250)
Borrowings under long-term debt arrangements	50,000	—
Borrowings under revolving credit facility	33,500	47,500
Payments of revolving credit facility	(33,500)	(47,500)
Issuance of common stock under equity compensation plans	9,653	2,870
Payments of debt financing fees, capital lease obligations and other	(13,445)	(621)

Net cash provided by (used in) financing activities	93,158	(24,811)

Net increase in cash and cash equivalents	127,679	19,939
Cash and cash equivalents, beginning of period	25,704	5,765

Cash and cash equivalents, end of period	$153,383	$25,704

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	Adjusted EBITDA (2)	Margin	Utilization	Average Rate (3)	Billable Headcount
	(in thousands)
Three Months Ended December 31, 2005
Forensic and Litigation Consulting	$63,196	$19,681	31.1%	77%	$271	485
Corporate Finance/Restructuring	75,586	29,302	38.8%	83%	$392	336
Economic Consulting	27,043	4,374	16.2%	77%	$357	184

EBITDA before corporate expenses	$165,825	53,357	32.2%	79%	$326	1,005

Corporate expenses		(11,529)

Adjusted EBITDA (2)		$41,828	25.2%

Year Ended December 31, 2005
Forensic and Litigation Consulting	$220,120	$70,380	32.0%	76%	$275	485
Corporate Finance/Restructuring	211,027	70,809	33.6%	82%	$396	336
Economic Consulting	108,398	24,254	22.4%	82%	$368	184

EBITDA before corporate expenses	$539,545	165,443	30.7%	79%	$332	1,005

Corporate expenses		(34,566)

Adjusted EBITDA (2)		$130,877	24.3%

Three Months Ended December 31, 2004
Forensic and Litigation Consulting	$44,760	$11,819	26.4%	72%	$289	357
Corporate Finance/Restructuring	39,223	11,898	30.3%	77%	$420	243
Economic Consulting	20,904	5,221	25.0%	75%	$360	145

EBITDA before corporate expenses	$104,887	28,938	27.6%	74%	$347	745

Corporate expenses		(3,601)

Adjusted EBITDA (2)		$25,337	24.2%

Year Ended December 31, 2004
Forensic and Litigation Consulting	$178,650	$50,556	28.3%	74%	$287	357
Corporate Finance/Restructuring	162,495	50,714	31.2%	82%	$407	243
Economic Consulting	85,860	19,333	22.5%	78%	$366	145

EBITDA before corporate expenses	$427,005	120,603	28.2%	77%	$343	745

Corporate expenses		(19,843)

Adjusted EBITDA (2)		$100,760	23.6%

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND DECEMBER 31, 2004

(in thousands, except per share amounts)

	December 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$153,383	$25,704
Accounts receivable
Billed	87,947	89,536
Unbilled	56,871	30,663
Allowance for doubtful accounts and unbilled services	(17,330)	(16,693)

	127,488	103,506
Other current assets	18,168	21,359

Total current assets	299,039	150,569
Property and equipment, net	29,302	23,342
Goodwill, net	576,612	507,656
Other intangible assets, net	21,454	10,978
Other assets	40,164	15,980

Total assets	$966,571	$708,525

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$22,666	$20,771
Accrued compensation	72,688	39,383
Current portion of long-term debt	—	21,250
Billings in excess of services provided	10,477	8,924

Total current liabilities	105,831	90,328
Long-term debt, less current portion	348,431	83,750
Deferred income taxes, deferred rent and other liabilities	58,040	38,293
Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 39,009 shares issued and outstanding in 2005 and 42,487 shares issued and outstanding in 2004	390	425
Additional paid-in capital	238,055	333,735
Unearned compensation	(11,089)	(8,551)
Retained earnings	226,913	170,545
Accumulated other comprehensive loss	—	—

Total stockholders’ equity	454,269	496,154

Total liabilities and stockholders’ equity	$966,571	$708,525

FTI CONSULTING, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2005 AND 2004

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

(2)	Adjusted EBITDA represents EBITDA excluding certain gains, losses and other charges that do not relate to the ongoing operations of our business. Adjusted EBITDA as defined above may not be similar to adjusted EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that adjusted EBITDA is useful to investors because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our business.

(3)	Effective January 1, 2005, we modified our calculation of average billable rate per hour to include revenue realization adjustments and success fees earned as part of employee revenues. Average billable rates per hour for prior periods have been adjusted to conform to our current presentation.

FTI CONSULTING, INC.

OUTLOOK RANGE FOR 2006 BY BUSINESS SEGMENT

PRIOR TO THE IMPACT OF EXPENSING STOCK OPTIONS IN ACCORDANCE WITH FASB NO. 123R

	Revenues	EBITDA (1)	Margin	Utilization (2)	Average Rate (2)	Revenue Generating Headcount
	(in thousands)
Outlook Range for 2006
From ($1.46 per share)
Forensic and Litigation	$179,000	$56,000	31.3%	76%	$305	356
Technology Consulting	$71,000	23,000	32.4%	72%	$287	167
Corporate Finance/Restructuring	$215,000	66,000	30.7%	82%	$386	363
Economic Consulting	$151,000	43,000	28.5%	80%	$361	241

	$616,000	188,000	30.5%	79%	$344	1,127

Corporate expenses		41,000	6.7%

EBITDA (1)		$147,000	23.9%

To ($1.47 per share-[budget])
Forensic and Litigation	$181,700	$57,400	31.6%	76%	$305	361
Technology Consulting	73,000	24,000	32.9%	72%	$287	172
Corporate Finance/Restructuring	218,800	66,800	30.5%	82%	$386	369
Economic Consulting	152,700	43,400	28.4%	80%	$361	244

	$626,200	191,600	30.6%	79%	$344	1,146

Corporate expenses		41,900	6.7%

EBITDA (1)		$149,700	23.9%

To ($1.55 per share)
Forensic and Litigation	$185,000	$58,000	31.4%	77%	$302	365
Technology Consulting	$78,000	26,000	33.3%	72%	$287	172
Corporate Finance/Restructuring	$224,000	68,000	30.4%	83%	$384	375
Economic Consulting	$153,000	44,000	28.8%	81%	$360	243

	$640,000	196,000	30.6%	80%	$342	1,155

Corporate expenses		42,000	6.6%

EBITDA (1)		$154,000	24.1%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

(2)	Utilization and Average Rate metrics do not apply to significant portions of the Technology Consulting segment